UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 3, 2006

Bell Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	001-11471	95-2039211
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1960 E. Grand Avenue, Suite #560, El Segundo, California		90245
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-563-2355

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Bell Industries, Inc. (the "Company") finances certain inventory purchases through floor plan arrangements with two finance companies. The Company previously had reported all cash flows arising in connection with changes in floor plan payables as an operating activity in its consolidated statements of cash flows and all amounts due under floor plan payables within accounts payable.

The Company recently has reevaluated the presentation of the Company’s floor plan arrangements in its consolidated statements of cash flows. This reevaluation was prompted in part by a speech from the staff of the Securities and Exchange Commission at the 2005 AICPA National Conference on Current SEC and PCAOB Developments regarding various statement of cash flow matters and their application under generally accepted accounting principles. As a result of this reevaluation, the Audit Committee of the Board of Directors of the Company concluded to restate the Company’s consolidated statements of cash flows for the years ended December 31, 2004 and 2003 and for all interim periods in 2005 and 2004 to reclassify cash flows related to floor plan payables from operating cash flows to financing cash flows in conformity with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows." Additionally, floor plan payables will be presented as a separate line item in the consolidated balance sheet instead of the previous presentation within accounts payable. These changes in presentation have no impact on the previously reported net loss, loss per share, revenues, cash and cash equivalents, total assets, shareholders’ equity, or total changes in cash flows. The Company will include the restated consolidated financial statements for the years ended December 31, 2004 and 2003 within its Annual Report on Form 10-K for the year ended December 31, 2005. The Company will include the restated unaudited consolidated interim financial statements for each of the interim periods in 2005 and 2004 within amended 2005 Quarterly Reports on Form 10-Q.
In light of the foregoing, on March 30, 2006, the Audit Committee of the Board of Directors of the Company determined that its previously issued consolidated financial statements for the years ended December 31, 2004 and 2003 and its previously issued interim financial statements in 2005 and 2004 should no longer be relied upon.

A material weakness is a control deficiency, or combination of control deficiencies, that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Management has concluded that as of December 31, 2005, the Company did not maintain effective controls over the preparation and review of the Company's consolidated statement of cash flows. Specifically, the Company did not maintain effective controls to appropriately report cash flows relating to its floor plan arrangements as cash flows from financing activities in the consolidated statement of cash flows. This control deficiency resulted in the restatement of the Company’s consolidated statements of cash flows for the years ended December 31, 2004 and 2003 and for all interim periods in 2005 and 2004. Management has determined that this control deficiency constitutes a material weakness.

Subsequent to December 31, 2005, the Company has implemented enhanced procedures to properly prepare its statement of cash flows. Accordingly, management believes it has improved the design effectiveness of its internal control over financial reporting; however, not all of the newly designed controls have operated for a sufficient period of time to demonstrate operating effectiveness. Therefore, management will continue to monitor and assess these control procedures to ascertain if the material weakness discussed above is remediated.

The Audit Committee and the executive officers of the Company have discussed the matters disclosed in this Current Report on Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Industries, Inc.

April 3, 2006	By:	/s/ John A. Fellows

Name: John A. Fellows
Title: President and Chief Executive Officer